Exhibit 10.1

PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

between

NEAL BRADLEY STARR,

an unmarried man

as the Seller

and

ZP RE HOLDINGS, LLC,

an Arizona limited liability company

as the Buyer

PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is entered into as of the Effective Date between Seller and Buyer for the purpose of setting forth the agreement of the Parties and instructing Escrow Agent, with respect to the transaction contemplated by this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing premises, and the mutual undertakings set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

TERMS OF THE AGREEMENT

Section 1. Definitions. The following capitalized terms not otherwise defined in this Agreement shall have the following meanings, including the singular and plural forms, in this Agreement as set forth in this Section 1.

1.1 “Assignment of Intangibles” shall mean the Assignment of Contracts and Intangibles in the form of Exhibit D attached to this Agreement.

1.2 “Bill of Sale” shall mean the Bill of Sale in the form of Exhibit E attached to this Agreement.

1.3 “Business Day” shall mean any day other than: (i) a Saturday or a Sunday; and (ii) a day on which federally insured depository institutions in Phoenix, Arizona are authorized or obligated by law, regulation, governmental decree or executive order to be closed.

1.4 “Buyer” shall mean ZP RE HOLDINGS, LLC, an Arizona limited liability company, or its assignee.

1.5 “Carryback” means the portion of the Purchase Price equal to One Million Two Hundred Thousand and No/100 Dollars ($1,200,000.00).

1.6 “Closing” shall mean the date and time at which all of the following occur: (i) all of Buyer’s Conditions are satisfied or waived in writing by Buyer, (ii) Escrow Agent is irrevocably committed to issue the Owner’s Title Policy, and (iii) the Deed conveying fee simple title to the Property to Buyer has been recorded in the Official Records.

1.7 “Closing Date” shall be the date scheduled for the Closing, which date shall be as provided for in Section 10 of this Agreement.

1.8 “County” shall mean the County of Pima, State of Arizona.

1.9 “Day.” shall mean any day including a Business Day and a day that is not a Business Day.

1.10 “Deed” shall mean the Special Warranty Deed in the form attached hereto as Exhibit F.

1.11 “Due Diligence Review Materials” shall mean the reports, documents and materials listed on Exhibit A attached to this Agreement to the extent same exist and are in Seller’s actual physical possession or control.

1.12 “Earnest Money Deposit” shall mean the Initial Earnest Money Deposit, together with any and all interest and dividends earned thereon.

1.13 “Effective Date” shall have the meaning set forth in Section 3 of this Agreement.

1.14 “Escrow” shall mean the escrow established with Escrow Agent in accordance with this Agreement.

1.15 “Escrow Agent” shall mean Thomas Title & Escrow Agency, Bryan Selna, bselna@thomastitle.com, (480) 429-4314.

1.16 “Event of Default” shall mean, (a) with respect to Seller, the failure of Seller to perform any obligation under this Agreement which failure shall continue for a period of five (5) Business Days after written notice from Buyer to Seller specifying such failure has been given and is effective in accordance with Section 16 of this Agreement, and (b) with respect to Buyer, the failure of Buyer to perform any obligation under this Agreement which failure shall continue for a period of five (5) Business Days after written notice from Seller to Buyer specifying such failure has been given and is effective in accordance with Section 16 of this Agreement.

1.17 “Hazardous Materials” shall mean (i) hazardous wastes, hazardous materials, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as “Hazardous Wastes,” “Hazardous Materials,” “Hazardous Substances,” “Toxic Substances,” “Pollutants,” “Contaminants,” “Radioactive Materials,” or other similar designations in, or otherwise subject to regulation under, The Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; The Hazardous Materials Transportation Act, 49 U.S.C. § 1802; The Resource Conservation And Recovery Act, 42 U.S.C. § 9601, et seq.; The Clean Water Act, 33 U.S.C. § 1251 et seq.; The Safe Drinking Water Act, 42 U.S.C. § 300F et seq.; The Clean Air Act, 42 U.S.C. § 7401 Et Seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively, the “Environmental Laws”); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any environmental law, now or hereafter in effect, including but not limited to petroleum, refined petroleum products, waste oil, waste aviation or motor vehicle fuel, asbestos, lead in water, paint or elsewhere, radon, polychlorinated biphenyls, microbial materials, and formaldehyde.

1.18 “Initial Earnest Money Deposit” shall mean the Initial Earnest Money Deposit in the amount of Twenty Five Thousand Dollars ($25,000), to be deposited by Buyer in the Escrow in accordance with the provisions of Section 4.1 of this Agreement, together with any and all interest and dividends earned thereon.

1.19 “Inspection Period” shall mean and refer to the period of time commencing on the Effective Date and ending at 11:59 p.m. pacific standard time on the date that is thirty (30) days after said date.

1.20 “Intangible Property” shall mean all of Seller’s right, title and interest, if any, in and to any and all assignable (without cost to Seller) entitlements and intangible personal property in connection with or arising out of the ownership of the Property, including, without limitation, all transferrable approvals, licenses, permits and certificates of occupancy for the Property and trade names, websites, phone numbers, email addresses and logos relating thereto and used exclusively in connection therewith.

1.21 “Land” shall mean the real property situated in the County, which is described on Schedule 1.21 attached hereto. with the address of 3008 N Stone Ave, Tucson, AZ 85705.

1.22 “Non-Permitted Exceptions” shall have the meaning set forth in Section 5.2 of this Agreement.

1.23 “Official Records” shall mean the official real property records of the County.

1.24 “Operating Expenses” shall mean the expenses incurred with respect to the operation of the Property, including but not limited to utility costs (including sewer, water, electricity, gas, telephone and cable).

1.25 “Owner’s Title Policy” shall mean the owner’s title insurance policy to be issued as provided in Section 8.2 of this Agreement.

1.26 “Parties” shall mean Seller, Buyer, and where applicable, Escrow Agent, as the parties to this Agreement.

1.27 “Permitted Exceptions” shall have the meaning set forth in Section 5.2 of this Agreement.

1.28 “Personal Property” shall mean all equipment, tools, machinery, materials, furniture, furnishings, supplies and other tangible personal property owned by Seller and listed on Schedule 1.28 (as the same may be updated due to replacements, etc. in the ordinary course of business prior to the Closing) and located on and used solely in connection with the ownership, management or operation of Property as of the Closing.

1.29 “Property” shall mean the Land and the Property Improvements, together with all of Seller’s right, title and interest in and to: (i) all strips and gores of land adjoining, adjacent and contiguous to the Land; (ii) all easements, rights of ingress and egress, rights of way, and rights under any covenants, conditions and/or restrictions appurtenant to the Land or affecting any portion thereof; (iii) any and all mineral, water, and irrigation rights running with or pertaining to the Land; (iv) all rights and interests appurtenant thereto; (v) all Rental Agreements; (vi) all licenses, permits and entitlements relating to or benefitting the Land or Property Improvements; and (vii) all plats, plans, reports, specifications, maps, drawings and other renderings relating to or benefitting the Land or Property Improvements.

1.30 “Property Improvements” shall mean the improvements and all fixtures constructed, installed and located on the Land as of the Effective Date.

1.31 “Purchase Price” shall mean the consideration to be paid for the Property in the amount of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00).

1.32 “Seller” shall mean NEAL BRADLEY STARR, an unmarried man.

1.33 “Third-Party Contracts” shall mean the contracts or agreements to which Seller is a party relating to the operation and maintenance of the Property that are listed on Exhibit C attached to this Agreement and, to the extent assignable, all warranties and license agreements relating to the Property.

1.34 “Title Commitment” shall mean a current commitment for an extended coverage owner’s ALTA policy of title insurance from Escrow Agent covering the Property.

Section 2. Sale of the Property. At the Closing, Seller shall sell the Property to Buyer, and Buyer shall purchase the Property from Seller, for the Purchase Price and on and subject to the terms and conditions herein set forth.

Section 3. Establishment of the Escrow. The Escrow shall be established with Escrow Agent as of the Effective Date. Buyer and Seller shall execute and deliver this Agreement (or their respective counterpart signatures) to Escrow Agent and the date all of such signatures are delivered to Escrow Agent shall be the “Effective Date”. Escrow Agent shall sign the acceptance of this Agreement where provided and indicate the date of such delivery (and designate the same as the Effective Date), and deliver one (1) executed copy hereof to Seller and Buyer.

Section 4. Earnest Money Deposit; Payment of the Purchase Price.

4.1 Deposit of the Earnest Money Deposit. Within three (3) Business Days of Buyer’s receipt of written notice from Escrow Agent of the Effective Date, Buyer shall deliver to Escrow Agent at the address shown for Escrow Agent in Section 16 of this Agreement, the Initial Earnest Money Deposit by wire transfer or by certified or bank check payable to the order of Escrow Agent. If Buyer defaults in making the Initial Earnest Money Deposit on or prior to the required date, and such failure remains uncured two (2) Business Days following Buyer’s receipt of written notice of such failure, then upon notice by either party delivered to Escrow Agent and the other party prior to such failure being cured, this Agreement shall immediately terminate, and thereafter neither party shall have any further obligations or liabilities hereunder other than obligations or liabilities that expressly survive the termination of this Agreement.

4.2 Interest on Deposits. All cash or immediately available funds deposited by Buyer pursuant to Section 4 of this Agreement shall, at Buyer’s direction, be invested by Escrow Agent in a money market account, subject to immediate withdrawal without penalty, at a federally insured bank approved by Buyer. All earnings on such invested funds shall belong to Buyer, and Escrow Agent shall remit such interest to Buyer at such time as such the Earnest Money is disbursed. If the Closing occurs, the amount thereof shall be paid to Seller and credited towards the payment of the Purchase Price and shall be applied as a reduction in the amount of the cash due at the Closing.

4.3 Credit for the Earnest Money Deposit. A credit shall be given to Buyer against the Purchase Price in the amount of the Earnest Money Deposit and interest accrued thereon.

4.4 Seller Financing. A credit shall be given to Buyer against the Purchase Price in the amount of the Carryback.

4.5 Cash Due at the Closing. Buyer shall pay the Purchase Price, less the credits for the Earnest Money Deposit, the Carryback, and plus or minus Buyer’s share of all amounts prorated hereunder, in immediately available funds, estimated to be Three Hundred Thousand and No/100 Dollars ($300,000) to Seller on the Closing Date, less the portion of the Earnest Money Deposit released to the Seller.

Section 5. Title Commitment, Investigation, the Non-Refundability or Refundability of the Earnest Money Deposit; and the Assumption or Termination of the Third-Party Contracts.

5.1 Title Commitment and Underlying Documents; Survey. As soon as reasonably possible following the Effective Date, Escrow Agent shall deliver or cause to be delivered to Buyer the Title Commitment; and true, complete and legible copies, to the extent available, of all documents referred to in the Title Commitment and all other documents relating to or encumbering the Property. Buyer, at its sole cost and expense, shall be entitled to obtain an ALTA survey and Seller, shall reasonably cooperate and assist Buyer in such efforts.

5.2 Title Review. Buyer may, at any time on or before the expiration of the Inspection Period (the “Title Review Period”), give written notice of Buyer’s objection, in Buyer’s sole and absolute discretion, as to any liens and encumbrances encumbering the Property or any other matters affecting the title to the Property, to Seller and Escrow Agent (the “Title Objection”). All liens, encumbrances or other matters to which Buyer so objects shall be deemed to be “Non-Permitted Exceptions.” If no Title Objection is given prior to the expiration of the Title Review Period, all matters reflected by the Title Commitment as exceptions shall be deemed to be “Permitted Exceptions”; provided that Buyer shall not be required to object to monetary liens or encumbrances (including any deed of trust, mortgage or similar instrument evidencing indebtedness) securing indebtedeness of Seller, installment land contracts to which Seller is a party, mechanics’ liens, materialmen’s liens or other professional service liens arising out of any work done by or on behalf of Seller, tax liens against Seller and/or judgment liens against Seller or delinquent real property taxes and assessments (collectively, “Monetary Encumbrances”), and the parties agree that (i) Monetary Encumbrances are Non-Permitted Exceptions, and (ii) Seller shall release the Monetary Encumbrances at Seller’s sole cost and expense no later than Closing (and Seller shall use the proceeds of the sale contemplated hereby to do so). Seller may elect to cure or remove any Non-Permitted Exceptions at Seller’s cost by giving Buyer and Escrow Agent notice of such election within three (3) Business Days following the date notice of the Title Objection was given, but, except for Monetary Encumbrances, shall be under no obligation to do so. If Seller gives such a notice electing to cure or remove each Non-Permitted Exception on or before the third (3rd) Business Day following the date notice of the Title Objection was given, then Seller shall be deemed to have covenanted to Buyer to remove each Non-Permitted Exception on or prior to the Closing Date. If Seller fails to give such a notice electing to cure or remove each Non-Permitted Exception on or before the third (3rd) Business Day following the date notice of the Title Objection was given, then Seller shall be deemed to have elected to refuse to cure such Non-Permitted Exceptions. If Seller elects or is deemed to have elected not to cure such Non-Permitted Exceptions, Buyer shall, in Buyer’s sole and absolute discretion, have the option, which must be exercised within three (3) Business Days after Seller’s notice of the election not to cure such Non-Permitted Exceptions has been given or deemed given (or if such option is not exercised within said three (3) Business Day period, Buyer shall be deemed to have elected option (ii) below), to (i) waive Buyer’s objections and purchase the Property as otherwise contemplated in this Agreement, notwithstanding such Non-Permitted Exceptions, in which event the Non-Permitted Exceptions shall be deemed to be Permitted Exceptions; provided, however, that Seller shall remain obligated to remove all Monetary Encumbrances affecting or purporting to affect the Property or any portion thereof prior to the Closing, and Seller agrees that no such Monetary Encumbrances shall be deemed to be Permitted Exceptions regardless of whether they are listed on any Title Objection, or (ii) terminate this Agreement by written notice to Seller and Escrow Agent, whereupon the Earnest Money Deposit (less the Released Amount [defined below]) shall be returned immediately to Buyer and any and all rights and obligations of Buyer and Seller hereunder shall terminate (other than any such obligations which, by their express terms, survive any termination of this Agreement). If Seller elects to cure such Non-Permitted Exceptions and thereafter fails or refuses to cure said Non-Permitted Exceptions, it shall be deemed to be an Event of Default by Seller and Buyer shall have the right to proceed with its rights and remedies in Section 14.2. If, prior to Closing, Escrow Agent issues a supplemental or amended Title Commitment showing additional title exceptions or requirements that were not shown on the most recent Title Commitment delivered to Buyer during the Title Review Period (an “Amended Title Commitment”), Buyer shall have five (5) Business Days from the date of receipt of the Amended Title Commitment in which to provide Seller with a Title Objection notice for any objections Purchaser may have to any such additional title exceptions, whereupon the same review and response periods above shall apply.

5.3 Property Investigation. Seller shall afford Buyer and Buyer’s representatives a continuing right to investigate the Property and conduct such inspections, studies, surveying, testing, design of improvements and other actions as Buyer deems, in its sole and absolute discretion, reasonable or necessary on the Property, commencing on the Effective Date and on the expiration of the Inspection Period unless the Inspection Period is extended in writing by the Parties. Buyer may disclose any Due Diligence Review Materials and other information it receives from Seller to third parties with a bona fide need to know, including, without limitation, any potential lenders, any potential investors and Buyer’s agents, consultants, auditors, investors and attorneys, and as required by applicable law, subpoena or in connection with any litigation. If Buyer determines, in Buyer’s sole and absolute discretion, that the Property is not suitable for Buyer’s purchase and use for any reason or no reason, Buyer may, at any time prior to the expiration of the Inspection Period, elect by giving written notice to Seller and Escrow Agent of Buyer’s election to terminate this Agreement, whereupon the Earnest Money Deposit (less the Released Amount [defined below]) shall be returned immediately to Buyer and any and all rights and obligations of Buyer and Seller hereunder shall terminate (other than any such obligations which, by their express terms, survive any termination of this Agreement). Notwithstanding the foregoing, in the event Buyer determines in its sole discretion that the Property is unsuitable for Buyer based on a curable, physical condition of the Property, Buyer agrees to give Seller written notice of such condition and a reasonable period not to exceed ten (10) days to cure such condition. Seller’s failure to elect by written notice to Buyer that it will cure such condition within the 10-day period shall be deemed Seller’s refusal to cure. The Inspection Period shall be extended through the date that is five (5) Business Days after the date Seller elects to cure or not to cure the condition, or after Seller cures the objected to physical condition of the Property (not to exceed fifteen (15) days, after which period Buyer shall have the option to approve or disapprove the Property in its sole discretion, however Seller’s curing of any curable, physical condition of the Property to Buyer’s reasonable satisfaction shall reinstate this Agreement and Buyer’s obligation to go forward with the purchase of the Property. The failure of Buyer to give written notice waiving its right to terminate the Agreement in accordance with this Section 5.3 by the end of the Inspection Period, as extended if applicable, shall be deemed an election by Buyer to terminate this Agreement, whereupon the Earnest Money Deposit (less the Released Amount [defined below]) shall be returned immediately to Buyer and any and all rights and obligations of Buyer and Seller hereunder shall terminate (other than any such obligations which, by their express terms, survive any termination of this Agreement). The provisions of this Section 5.3 shall survive the Closing or earlier termination of this Agreement. If Buyer or its agents perform any invasive or destructive testing or investigations at the Property, and Closing does not occur, Buyer shall restore the Property to its pre-testing condition to the extent any damage was caused by Buyer or its agents. Buyer shall exonerate, indemnify, defend and hold Seller harmless from and against, and reimburse Seller for, any and all obligations, claims, demands, causes of action, liabilities, losses, damages, judgments, penalties, costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees and expenses) which may be imposed upon, asserted against or incurred or paid by Seller, or for which Seller may become obligated or liable, by reason of, on account of or in connection with the performance of any of Buyer’s inspections and testing on the Property by Buyer or its agents.

5.4 Due Diligence Review Materials. Within five (5) days after the Effective Date, Seller shall make available to Buyer for inspection, copies (which may be digital or electronic copies) of all the Due Diligence Review Materials to the extent the same are in the possession or control of Seller.

5.5 Refundability of the Earnest Money Deposit. Except for the Released Amount, the Earnest Money Deposit shall remain fully refundable to Buyer as provided in this Agreement until the expiration of the Inspection Period. The Earnest Money Deposit shall become non-refundable upon the expiration of the Inspection Period if Buyer fails to terminate this Agreement prior to the expiration of the Inspection Period. Notwithstanding the foregoing, the Earnest Money Deposit shall be refundable after the expiration of the Inspection Period upon, or if Escrow fails to close due to, an Event of Default by Seller or, except for the Released Amount, the failure of a Buyer condition to close Escrow as set forth herein.

5.6 Released Earnest Money Deposit. On the date that is five (5) days after the Effective Date, and every thirty (30) days thereafter until the earlier of the Closing or Buyer’s termination of this Agreement or written notice stating a Buyer condition of Closing is not satisfied, Escrow Agent is instructed to release Five Thousand and No/100 Dollars ($5,000.00) of the Initial Earnest Money Deposit from the escrow to Seller (such amount, as and when released, the “Released Amount”). The Released Amount shall be non-refundable to Buyer unless there is a Seller Event of Default or breach of any of Seller’s representations or warranties given in this Agreement. Buyer shall replenish the Earnest Money Deposit once the initial Earnest Money Deposit is reduced to zero by depositing Five Thousand and No/100 Dollars ($5,000.00) with the Escrow Agent each month as and when required to release such amount pursuant to this Section 5.6.

5.7 Assumption or Termination of the Third-Party Contracts. Within five (5) days after the Effective Date, Seller shall make available to Buyer for inspection, copies (which may be digital or electronic copies) of all the Third-Party Contracts. Prior to the expiration of the Inspection Period, Buyer shall give written notice to Seller of Buyer’s election to assume any or all the Third-Party Contracts (the “Assumption Notice”). The failure of Buyer to give the Assumption Notice by the end of the Inspection Period shall be deemed an election by Buyer not to assume any of the Third-Party Contracts. Seller shall cause those Third-Party Contracts Buyer elects or is deemed to have elected not to assume to be terminated effective as of the Closing Date and shall pay all fee and penalties related to such termination. Seller shall defend, indemnify, and hold harmless Buyer from and against all claims, losses, damages, liabilities, demands, fees, penalties, and all court costs, attorneys’ fees, and other costs or expenses arising therefrom, arising from or related to the termination of any Third-Party Contracts. Buyer shall, pursuant to the Assignment of Lease, assume the Third-Party Contracts that are listed in the Assumption Notice as being assumed. This Section 5.7 survives the Closing or earlier termination of this Agreement.

Section 6. Seller’s Representations and Warranties. All of Seller’s representations and warranties shall survive the Closing. Seller represents and warrants to, and covenants with, Buyer as of the Effective Date and as of the Closing Date as set forth below.

6.1 Due Organization and No Violation or Default. Seller is an individual over the age of 18 with the full right, power, mental capacity and authority to enter into this Agreement and perform his obligations herein. Seller is unmarried. The transactions contemplated by this Agreement and the execution and delivery by Seller of all documents required herein to be executed and delivered by Seller, and Seller’s performance hereunder, have been duly authorized by Seller, and no further consents of any other person, entity, public body or court are required in connection with the execution and delivery of this Agreement. The execution and delivery of this Agreement and any other document required herein by Seller and the consummation of the transactions contemplated hereby and thereby by Seller will not result in any violation of, or default under, any term or provision of any agreement, instrument, mortgage, loan, or similar documents to which Seller is a party or by which Seller is bound.

6.2 Enforceability. This Agreement, when executed and delivered by Seller and Buyer, will constitute the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

6.3 No Litigation. There is no litigation, investigation or proceeding pending, or to the knowledge of Seller, contemplated or threatened against Seller or the Property which would materially impair or materially adversely affect the Property or Seller’s ability to perform Seller’s obligations under this Agreement or under any contract, instrument or document related hereto.

6.4 Foreign Person. Seller is not a “foreign person” as such term is defined under §1445 of the Internal Revenue Code of 1986, as amended.

6.5 Rental Agreements. There are no leases, occupancy agreements or rights of possession applicable to or affecting the Property. There are no arrangements, agreements, understandings, options, contracts or rights of first refusal affecting or relating to the Property in any way.

6.6 Third-Party Contracts. There are no contracts or agreements to which Seller is a party relating to the operation or maintenance of the Property other than those that are listed on Exhibit C attached to this Agreement.

6.7 Compliance with Laws. The Property is in compliance in all material respects with all applicable law, ordinance, rule or regulation, including without limitation, Environmental Laws.

6.8 Condemnation, Zoning Change or Special Assessment. There are no condemnation or eminent domain proceedings pending or, to Sellers knowledge, threatened or contemplated against the Property or any part thereof. There are no special assessments or zoning changes presently affecting the Property or contemplated or threatened against the Property.

6.9 Permitted Use. The Property is fully entitled and approved by applicable governmental entities for use as a retail cannabis dispensary in accordance with the laws of the State of Arizona.

6.10 Operations. From the date hereof until the Closing, Seller shall (a) operate the Property in the same manner as the Property has historically been operated; (b) maintain the Property in the same manner as the Property has historically been maintained; (c) maintain all policies of insurance now existing on the Property; (d) not cause any new liability, encumbrance or obligation to be recorded or imposed upon all or any part of the Property; (e) pay when due all payments on any encumbrances presently affecting the Property and any and all taxes, assessments, and levies with respect to the Property through the Closing, and (f) not enter into any Third Party Contract or other agreement relating to the Property having a term that would extend past the Closing Date without Buyer’s prior written consent, not to be unreasonably withheld.

6.11 Hazardous Materials. (a) There are no Hazardous Materials located in, on, under or about the Property in violation of Environmental Laws, (b) the Property is not in violation of any applicable Environmental Law and is not subject to any pending or threatened investigation or inquiry by any Governmental Authority and is not subject to any remedial action or obligations under any Environmental Law, (c) Seller has not violated any Environmental Law during its ownership of the Property, (d) Seller has received no written notice of any material violation of any Environmental Laws relating to the presence of Hazardous Materials on the Property or release or presence of Hazardous Materials on, under or about the Property that has not been cured prior to the date hereof, and (e) Seller has not, and to Seller’s knowledge no one else has, used, generated, manufactured, stored, treated, or disposed on the Property any Hazardous Materials in violation of Environmental Laws. Seller has not conducted and has no knowledge that others have conducted any activity on the Property that could result in the presence of Hazardous Substances in violation of Environmental Laws. There are no underground storage tanks under the Property and, to Seller’s knowledge, adjacent to the Property. Seller has no reason to believe and does not believe that any Hazardous Materials have seeped or flowed onto or into the Property from other sites or from the Property onto or into any other sites.

6.12 Due Diligence Review Materials. All Due Diligence Review Materials are true, correct and complete copies of such documents in Seller’s possession or control. Seller has not knowingly omitted or knowingly failed to disclose any information or material facts related to the Seller or to the Property that would cause the due diligence information concerning the Seller or the Property to be incorrect or misleading.

6.13 Title. Seller has good and marketable title to the Property.

6.14 Bankruptcy. Seller has not: (i) commenced a voluntary case, or had entered against it a petition, for relief under the federal bankruptcy code or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors; (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceedings, to hold, administer and/or liquidate all or substantially all of its property; or (iii) made an assignment for the benefit of creditors.

6.15 OFAC. Seller and, to Seller’s knowledge, each person or entity owning an interest in Seller is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii) not an Embargoed Person (as hereinafter defined). To Seller’s knowledge, none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), and to Seller’s knowledge, no Embargoed Person has any interest of any nature whatsoever in Seller (whether directly or indirectly). The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders regulations promulgated thereunder.

6.16 Patriot Act. Seller has not violated any applicable provisions of the USA PATRIOT Act of 2001, Pub. L. No. 107-56.

The representations and warranties made by Seller in this Agreement will survive the Closing for a period of twelve (12) months.

Seller’s representations and warranties set forth in this Agreement shall be true and correct as of the Effective Date and shall remain true and correct as of the Closing Date. If, during the period between the Effective Date and the Closing, Seller learns that any of its representations and warranties contained herein are untrue in any material respect, Seller shall give written notice thereof to Buyer as soon as possible. If Seller notifies Buyer of the foregoing, or if Buyer learns in its investigations of the Property that Seller’s representations and warranties are untrue in any material respect, then Buyer shall have the right to choose between one of the following options:

(a) If Seller notifies Buyer in writing of the matter at least five (5) Business Days before the expiration of the Inspection Period or if Buyer discovers the matter at least five (5) Business Days before the expiration of the Inspection Period, then Buyer shall have the option to either (i) terminate this Agreement by notice to Seller and Escrow Agent given before the expiration of the Inspection Period in which event Escrow Agent shall return the Earnest Money Deposit to Buyer Seller shall return the Released Amount to Buyer, and all rights and obligations under this Agreement shall terminate excepting those rights and obligations that specifically survive termination, or (ii) waive any objection with regard to the disclosed or discovered matter (Buyer’s failure to terminate this Agreement by the expiration of the Inspection Period shall be deemed a waiver of Buyer’s right to terminate the Agreement as a result of such disclosed or discovered matter); or

(b) If Seller notifies Buyer in writing of the matter within five (5) Business Days before the expiration of the Inspection Period or after the expiration of the Inspection Period and before the Closing or if Buyer discovers the matter within five (5) Business Days before the expiration of the Inspection Period or after the expiration of the Inspection Period and before the Closing, and such matter is not resolved by Seller to Buyer’s satisfaction within five (5) Business Days after notice thereof to or from Seller, then Buyer shall have the option to either (i) terminate this Agreement by notice to Seller and Escrow Agent given within five (5) Business Days after expiration of the foregoing cure period granted to Seller, in which event Escrow Agent shall return the Earnest Money Deposit to Buyer, Seller shall return the Released Amount to Buyer and all rights and obligations under this Agreement shall terminate excepting those rights and obligations that specifically survive termination, or (ii) waive any objection with regard to the disclosed matter, in which event this Agreement shall continue in effect and Buyer shall have no further termination or other rights with regard to the matter (Buyer’s failure to terminate this Agreement by the expiration of the Inspection Period shall be deemed a waiver of Buyer’s right to terminate the Agreement as a result of such disclosed or discovered matter).

Section 7. Buyer’s Representations and Warranties. All of Buyer’s representations and warranties shall survive the Closing. Buyer represents and warrants to, and covenants with, Seller as of the Effective Date and as of the Closing Date as set forth below.

7.1 Due Organization and No Violation or Default. Buyer is a duly organized, validly existing limited liability company, and is in good standing under the laws of the state of its formation and is authorized to transact business in Arizona. The execution and delivery of this Agreement and any other document required herein by Buyer and the consummation of the transactions contemplated hereby and thereby by Buyer will not result in any violation of, or default under, any term or provision of any agreement, instrument, mortgage, loan, or similar documents to which Buyer is a party or by which Buyer is bound.

7.2 Enforceability. This Agreement, when executed and delivered by Seller and Buyer, will constitute the valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

7.3 No Litigation. There is no litigation, investigation or proceeding pending or contemplated or threatened against Buyer which would materially impair or materially adversely affect Buyer’s ability to perform Buyer’s obligations under this Agreement or under any contract, instrument or document related hereto.

7.4 OFAC. Buyer and, to Buyer’s knowledge, each person or entity owning an interest in Buyer is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii) not an Embargoed Person (as hereinafter defined). To Buyer’s knowledge, none of the funds or other assets of Buyer constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), and to Buyer’s knowledge, no Embargoed Person has any interest of any nature whatsoever in Buyer (whether directly or indirectly).

Section 8. Buyer’s Conditions to Closing. The obligation of Buyer to close hereunder shall be subject to the timely satisfaction of the following conditions unless waived by Buyer in Buyer’s sole and absolute discretion:

8.1 Representations and Warranties True at Closing; No Default. The representations and warranties made by Seller in this Agreement shall be true in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made or given at the Closing and Seller shall have performed and complied in all respects with Seller’s obligations under this Agreement which are to be performed or complied with by Seller prior to or at the Closing, including without limitation, depositing in Escrow the documents required to be deposited by Seller hereunder, and no Event of Default by Seller shall have occurred and be continuing.

8.2 Owner’s Title Policy. Buyer shall have received from Escrow Agent an unconditional commitment to issue to Buyer, an ALTA extended coverage owner’s title policy in Escrow Agent’s standard form as approved by Buyer, insuring Buyer as the fee owner of the Property subject only to the Permitted Exceptions, in the total amount of the Purchase Price, which Owner’s Title Policy shall include extended coverage and/or such endorsements as Buyer may request, provided that Buyer shall be solely responsible for the additional cost and expense of such extended coverage and endorsements in excess of the premium for a standard coverage policy and the inability to secure same shall not be a condition to the obligation of Buyer to close unless reflected in a pro forma title policy issued by Escrow Agent to Buyer before the end of the Inspection Period. Seller shall be responsible for the cost of the issuance of the said standard coverage portion of the Owner’s Title Policy.

8.3 Use Contingencies. At least one of the two following conditions to closing have been satisfied:

A. Buyer has secured a tenant for the Property by signed lease agreement between Buyer and such tenant, which tenant (“Tenant”) owns or controls a nonprofit medical marijuana license (so called “dual use” license).

B. State and local law allow for the use of the Property by an entity owning or controlling a marijuana establishment license (so called “adult use” license), regardless of whether Buyer has secured a tenant.

The satisfaction of one of the two above contingencies shall, subject to the other terms and conditions of this Agreement, obligate Buyer to proceed with the purchase of the Property and all of Buyer’s obligations set forth in this Agreement. The failure of only one of the two above contingencies shall not be grounds to terminate this Agreement.

8.4 Carryback. Buyer and Seller have executed a promissory note, deed of trust, and other ancillary documents to evidence Seller’s agreement to provide seller financing in the amount of the Carryback (such documents, the “Carryback Documents”). The Carryback Documents shall generally include the following terms:

A. One Million Two Hundred Thousand and No/100 Dollars ($1,200,000.00) promissory note by Buyer to Seller (the “Note”). The Note will contain a ten-year term with monthly payments of Ten Thousand and No/100 Dollars ($10,000.00), comprised of Five Thousand and No/100 ($5,000.00) to principal and Five Thousand and No/100 ($5,000.00) to interest. The Note will contain a payment schedule evidencing monthly payments and the principal outstanding under the Note, as reduced in accordance with the above.

B. Buyer may pre-pay the outstanding principal balance on the Note at any time without penalty or premium.

C. The Note will be secured by a deed of trust on the Property; provided, however, the parties acknowledge that Buyer intends to redevelop the Property and may secure debt financing to complete the development, and in the event the lender requires a first position deed of trust on the Property to disburse the development financing, (i) Seller agrees to subordinate its deed of trust to second position, and (ii) Buyer agrees to supplement Seller’s collateral for the Note using real property owned by Buyer’s affiliate, located at 1732 W. Commerce Point Place, Sahuarita (Green Valley), AZ 85614, or other suitable property. Seller’s position on any additional secured property will be in first position, and the deed of trust on the Green Valley property, if applicable, shall provide that for the period of time Seller holds the deed of trust on the Green Valley property, if at all, Buyer shall keep the Green Valley property free of additional encumbrances and liens.

8.5 No Bankruptcy. No action or proceeding shall have been commenced by or against Seller under the federal bankruptcy code or any state law for the relief of debtors or for the enforcement of the rights of creditors, and no attachment, execution, lien or levy shall have attached to or been issued with respect to Seller’s interest in the Property or any portion thereof.

8.6 Physical Condition. The physical condition of the Property shall be substantially the same on the Closing Date as on the Effective Date, except as reasonable wear and tear and any damages due to any act of Buyer or Buyer’s agents.

If Buyer elects to close hereunder, all conditions to Buyer’s obligations set forth above shall be deemed satisfied or waived. Buyer shall have the right, in Buyer’s sole and absolute discretion, to waive any or all of such conditions. In the event of a failure of a condition to Closing for Buyer’s benefit, Buyer may, without prejudice to any rights or remedies Buyer may have under this Agreement arising out of a Seller breach of this Agreement, (i) terminate this Agreement by written notice to Seller and Escrow Agent, whereupon the Earnest Money Deposit (less the Released Amount, except for the failure of conditions in Section 8.1, in which case the refund shall include the Released Amount) shall be returned immediately to Buyer and any and all rights and obligations of Buyer and Seller hereunder shall terminate (other than any such obligations which, by their express terms, survive any termination of this Agreement); or (ii) extend the Closing Date for a period of up to fifteen (15) days in order to allow satisfaction of the unsatisfied Buyer’s closing condition. If Buyer elects to proceed under sub-section (ii) above, and the unsatisfied Buyer’s closing condition is not satisfied as of the expiration of said extension, then Buyer shall elect to proceed under either sub-section (i) above or waive the condition to closing and proceed to Closing. To the extent that the failure of any applicable Buyer’s closing condition is caused by a Seller Event of Default, Buyer shall be entitled to pursue its rights and remedies pursuant to the terms of Section 14.2.

Section 9. Seller’s Conditions to Closing. The obligation of Seller to close hereunder shall be subject to the timely satisfaction of the following conditions unless waived by Seller in Seller’s sole and absolute discretion:

9.1 Representations and Warranties True at Closing; No Default. The representations and warranties made by Buyer in this Agreement shall be true in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made or given at the Closing and Buyer shall have performed and complied in all respects with Buyer’s obligations under this Agreement which are to be performed or complied with by Buyer prior to or at the Closing, including without limitation, depositing into the Escrow all funds and all documents required to be deposited by Buyer hereunder, and no Event of Default by Buyer shall have occurred and be continuing.

If Seller elects to close hereunder, all conditions to Seller’s obligations set forth above shall be deemed satisfied or waived. Seller shall have the right, in Seller’s sole and absolute discretion, to waive any or all of such conditions.

Section 10. Closing. Subject to the conditions set forth in Sections 8 and 9 of this Agreement, the Closing in the offices of Escrow Agent, on the date that is fifteen (15) days after the date of the expiration of the Inspection Period unless otherwise mutually agreed in writing by Seller and Buyer. At the Closing, the following, which are mutually concurrent conditions, shall occur:

10.1 Buyer’s Closing Obligations. Buyer, at Buyer’s expense, shall deliver or cause to be delivered to Escrow Agent the following on or prior to the Closing Date, unless a different time period for delivery is designated below:

A. the Purchase Price, less the credit for the total amount of the Earnest Money Deposit and the Carryback, and plus or minus Buyer’s share of all amounts prorated hereunder, in immediately available funds;

B. evidence reasonably satisfactory to Escrow Agent that the person executing the Closing documents on behalf of Buyer, has the full right, power and authority to do so;

C. the Carryback Documents, fully executed and acknowledged by Buyer where applicable;

D. the Assignment of Intangibles;

E. an Affidavit of Property Value fully executed and acknowledged by Buyer or Escrow Agent as Buyer’s agent; and

F. such documents as are reasonably requested by Escrow Agent of Buyer in order to issue the Owner’s Title Policy.

10.2 Seller’s Closing Obligations. Seller, at Seller’s expense, shall deliver or cause to be delivered to Escrow Agent the following on or prior to the Closing Date, unless a different time period for delivery is designated below:

A. evidence reasonably satisfactory to Escrow Agent that the person executing and delivering the Closing documents on behalf of Seller has the full right, power and authority to do so;

B. the original of the Deed, fully executed and acknowledged by Seller;

C. the Carryback Documents, fully executed and acknowledged by Seller where applicable;

D. the Assignment of Intangibles;

E. an Affidavit of Property Value fully executed and acknowledged by Seller or Escrow Agent as Seller’s agent;

F. the original of a Non-Foreign Certification in the form utilized by Escrow Agent and meeting the requirements of Section 1445 of the Internal Revenue Code of 1986, executed and sworn to by Seller, sufficient to permit Buyer not to withhold amounts from the Purchase Price to satisfy Seller’s tax obligations;

G. an original Bill of Sale executed by Seller;

H. An Owner’s Affidavit in form and content required by Escrow Agent in order to issue the Owner’s Title Policy;

I.   such documents as are reasonably required by Escrow Agent of Seller in order to issue the Owner’s Title Policy, including an owner’s affidavit.

10.3 Prorations. Real estate taxes, assessments, improvement districts or similar matters shall be prorated as of the Closing, based upon the latest available information (with such pro-ration to be final). This section shall survive Closing.

10.4 Closing Costs. The Parties shall share equally, the Escrow fee payable to Escrow Agent in respect of the conveyance and transfer of the title to the Property by Seller to Buyer. All other fees, recording costs, charges or expenses incidental to the sale, transfer and assignment of the Property to Buyer shall, except as otherwise herein expressly provided, be paid according to the then custom of real estate transactions consummated in the County. Notwithstanding the foregoing, if this Agreement is terminated due to the default of a Party, the defaulting Party shall be responsible for the payment of any escrow cancellation fees due upon any such termination.

Section 11. Confidentiality Regarding Agreement. Seller and Buyer shall keep the terms of this Agreement strictly confidential provided such information may be disclosed to third parties with a bona fide need to know, including, without limitation, any potential lenders, any potential investors and Seller’s and Buyer’s agents, consultants, auditors, investors and attorneys, and as required by applicable law, subpoena or in connection with any litigation.

Section 12. Commissions. Each Party represents and warrants to the other Party that no brokerage, commission, finders, or other similar fees relative to this Agreement or the sale of all or any portion of the Property are or will be due or payable by either Party except, if and only if the Escrow closes, Seller agrees to pay a commission to Buyer’s real estate broker Zoned Properties Brokerage, LLC equal to 3% of the Purchase Price per the terms of a separate agreement, with said commission payable from the proceeds Seller would realize at Closing. Seller shall defend, indemnify, and hold harmless Buyer, and Buyer shall defend, indemnify, and hold harmless Seller, from and against all claims by third parties for any brokerage, commission, finders, or other similar fees relative to this Agreement or the sale of all or any portion of the Property, and all court costs, attorneys’ fees, and other costs or expenses arising therefrom, and alleged to be due by authorization of the indemnifying Party.

Section 13. Taking Before Closing. If, before the Closing, all or any material portion of the Property becomes subject to condemnation or eminent domain proceedings, then Seller shall notify Buyer promptly thereof (after Seller becomes aware of such proceedings). Buyer then shall have the right to terminate this Agreement by giving written notice to Seller within five (5) Business Days after such notice respecting the taking has been given, whereupon the unreleased Earnest Money Deposit shall be returned immediately to Buyer and any and all rights and obligations of Buyer and Seller hereunder shall terminate (other than any such obligations which, by their express terms, survive any termination of this Agreement). If Buyer does not so terminate this Agreement, Buyer may elect to proceed with the Closing (subject to the other provisions of this Agreement) by giving written notice thereof to Seller within five (5) Business Days after such notice respecting the taking has been given, but Buyer shall be entitled to all condemnation awards payable as a result of such taking and Seller shall assign to Buyer at the Closing, Seller’s rights to such proceeds or awards. If, within five (5) Business Days after such notice respecting the taking has been given, Buyer notifies Seller of Buyer’s intent not to terminate this Agreement, or if Buyer gives no notice within such period, then Buyer shall be deemed to have waived the right to terminate this Agreement. For purposes of this paragraph, “material” means a portion of the Property in excess of ten (10%) of its square footage and/or a portion of the Property that, when so taken, will adversely affect Buyer’s intended use of the Property.

Section 14. Remedies.

14.1 Seller’s Remedies.

A. Pre-Closing. If on or before the Closing an Event of Default with respect to Buyer occurs, Seller may, as Seller’s sole and exclusive remedy, waive such breach and close the Escrow in accordance with the terms hereof or terminate this Agreement and receive the Earnest Money Deposit as liquidated damages and as consideration for the acceptance of this Agreement and for taking the Property off the market, and not as a penalty. Buyer and Seller acknowledge that it would be impractical and extremely difficult to estimate the actual damages which Seller may suffer as a result of a default by Buyer, and therefore, Buyer and Seller agree that the Earnest Money Deposit is calculated as a reasonable estimate of the amount of damages likely to be suffered by Seller under the circumstances existing at the time this Agreement is entered into.

B. Post-Closing. If, after the Closing or earlier termination of this Agreement, Buyer breaches any of Buyer’s post-Closing obligations or any other of Buyer’s obligation which survive the termination or Closing and such breach or default is not cured by Buyer within five (5) Business Days after receiving written notice from Seller, Seller’s exclusive remedy therefor shall be the right to recover from Buyer the actual damages incurred by Seller with respect to curing the breach by Buyer; Seller hereby specifically waiving Seller’s rights to any other remedies, including without limitation, the right to seek recovery of consequential damages, incidental damages, punitive damages, speculative damages, special damages or lost profits. The foregoing limitation of remedies shall not apply to any of Buyer’s restoration or indemnification obligations hereunder.

14.2 Buyer’s Remedies.

A. Pre-Closing. If, on or before the Closing, an Event of Default occurs with respect to Seller, Buyer may as Buyer’s sole and exclusive remedy either (i) terminate this Agreement by written notice to Seller and Escrow Agent, whereupon (a) the Earnest Money Deposit (including the Released Amount) shall be immediately returned to Buyer, and (b) Seller shall reimburse Buyer for all out-of-pocket expenses incurred by Buyer related to the Property and this transaction in an amount not to exceed $25,000; (ii) waive such default and consummate the transaction contemplated hereby in accordance with the terms hereof; or (iii) pursue a suit for specific performance; provided, however, that any such action must be filed and served within one hundred twenty (120) days of the alleged breach or the remedy of specific performance shall be deemed waived, and further provided that if Seller shall have taken any action to convey the Property or otherwise prevent Buyer’s ability to obtain specific performance, then Buyer may pursue any other legal or equitable remedy.

B. Post-Closing. If, after the Closing, Seller breaches any of the terms or provisions of this Agreement which survive the Closing, or otherwise defaults with respect to Seller’s post-Closing obligations arising out of this Agreement and such breach or default is not cured by Seller within five (5) Business Days after receiving written notice from Buyer, Buyer’s exclusive remedy therefor shall be the right to recover from Seller the actual damages incurred by Buyer with respect to curing the default of Seller; Buyer hereby specifically waiving Buyer’s rights to any other remedies, including without limitation, the right to seek recovery of consequential damages, incidental damages, punitive damages, speculative damages, special damages or lost profits. The foregoing limitation of remedies shall not apply to any of Seller’s indemnification obligations hereunder.

Section 15. Survival of Covenants, Agreements, Representations and Warranties. Except as otherwise may be limited by the specific terms of this Agreement, all covenants, agreements, representations and warranties set forth in this Agreement shall survive the Closing for a period of nine (9) months and shall not merge into any deed or other instrument executed or delivered in connection with the transaction contemplated hereby.

Section 16. Notices. All notices or other communications required or provided to be sent by either Seller, Buyer or Escrow Agent shall be in writing and shall be sent (i) by United States Postal Service, postage prepaid, certified, return receipt requested; or (ii) by any nationally known next business day delivery service; or (iii) by courier; or (iv) by email transmission; or (v) in person. All notices shall be deemed to have been given two Business Days following deposit in the United States Postal Service or upon delivery if sent by next business day delivery service, courier, or personally delivered and upon confirmed transmission if sent via email. All notices shall be addressed to the party at the address below:

If to Seller, to:	11924 N. Meteor Place
Oro Valley, Arizona 85737
Email Address: bstarr01@msn.com

With copy to:	Brei Law Firm
c/o Justin D. Castillo
4574 N. 1st Ave., Ste. 150
Tucson, Arizona 85718
Email Address: justin@breilaw.com

If to Buyer, to:	c/o Zoned Properties, Inc.
8360 E. Raintree Drive, Ste. 230
Scottsdale, Arizona 85260
Email: dan.gauthier@zonedproperties.com

If to Escrow Agent, to:	Thomas Title & Escrow Agency
2930 E. Camelback Rd., Suite 200
Phoenix, AZ 85016
Attn: Bryan Selna
Email: bselna@thomastitle.com

Seller, Buyer or Escrow Agent may change their address for notice by giving three (3) Days prior written notice thereof to the other Parties.

Section 17. No Third-Party Beneficiaries. This Agreement is for the sole benefit of Seller and Buyer, and no third party is intended to be a beneficiary of this Agreement.

Section 18. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Arizona. The Parties agree that the venue for any dispute arising from this Agreement shall be the court of appropriate jurisdiction in Maricopa County, Arizona.

Section 19. Entire Agreement. This Agreement, including all exhibits attached hereto, constitutes the entire agreement between Seller and Buyer concerning the sale of the Property, and no modification hereof or subsequent agreement relative to the subject matter hereof shall be binding on any Party unless reduced to writing and signed by the Party to be bound. All exhibits attached hereto are incorporated herein by this reference for all purposes.

Section 20. Rule of Construction; No Waiver. Buyer and Seller acknowledge that each Party has reviewed this Agreement and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendments hereto. No provision of this Agreement shall be deemed to have been waived by either Party unless the waiver is in writing and signed by that Party. No custom or practice that may evolve between the Buyer and Seller during the term of this Agreement shall be deemed or construed to waive or lessen the right of either of the parties hereto to insist upon strict compliance of the terms of this Agreement.

Section 21. Time. Time is of the essence in the performance of the respective obligations of Seller and Buyer contained in this Agreement.

Section 22. Attorneys’ Fees. In the event of any action or proceeding at law or in equity between Buyer and Seller (including an action or proceeding between Buyer and the trustee or debtor in possession while Seller is a debtor in a proceeding under the Bankruptcy Code (Title 11 of the United States Code) and including an action or proceeding between Seller and the trustee or debtor in possession while Buyer is a debtor in a proceeding under the Bankruptcy Code (Title 11 of the United States Code) or any successor statute to such code and including in any appellate proceeding) to enforce or interpret any provision of this Agreement or to protect or establish any right or remedy of either Buyer or Seller hereunder, the unsuccessful Party to such action or proceeding shall pay to the prevailing Party all costs and expenses, including without limitation reasonable attorneys’ and paralegals’ fees and expenses (including without limitation fees, costs and expenses of experts and consultants), incurred in such action or proceeding, or in connection with any appeal related thereto, together with all costs of enforcement and/or collection of any judgment or other relief. If such prevailing Party shall recover judgment in any such action, proceeding or appeal, such costs, expenses and attorneys’ and paralegals’ and others’ fees shall be included in and as a part of such judgment. All such costs and expenses incurred in enforcing a judgment shall be recoverable separately from and in addition to such judgment. The right to recover attorneys fees, costs and expenses under this Section 22 shall be in addition to, and subject to, any limitation of remedies set forth in this Agreement.

Section 23. Not an Offer. The delivery by Buyer or Seller to the other of an unsigned copy of this Agreement is solely for the purpose of review by the other, and neither the delivery nor any prior communications between the Parties, whether oral or written, will in any way be construed as an offer by a Party, nor in any way imply that the Party is under any obligation to enter the transaction which is the subject of this Agreement. The signing of this Agreement by either Party constitutes an offer which will not be deemed accepted by other Party unless and until the other Party has signed this Agreement and delivered a duplicate original to other Party.

Section 24. Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts and by facsimile or .pdf signature, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same instrument.

Section 25. Assignment. Upon Buyer giving written notice to Seller no later than five (5) Business Days before the Closing Date, Buyer shall have the right to assign Buyer’s rights under this Agreement (a) to any entity controlled by or under common control with Buyer or in which Buyer or Buyer’s principal holds an equity interest, without the consent or approval of Seller, or (b) to any other entity with the consent of Seller, such consent to not be unreasonably withheld or delayed. Buyer shall not be relieved of Buyer’s obligations under this Agreement in the event of any such assignment.

Section 26. Risk of Loss. All risk of loss or damage to the Property that may occur prior to Close of Escrow will be borne by Seller. In the event of any loss or material damage prior to Close of Escrow, Buyer, at Buyer’s sole option and by written notice to Seller and Escrow Agent, will be entitled to cancel this Agreement. Upon Buyer’s cancellation of this Agreement under the preceding sentence, the cancellation will be immediate and neither Seller nor Buyer will have any further obligation or responsibility to the other to perform under the Agreement and Escrow Agent will return promptly to Buyer all unreleased Earnest Money. If Buyer waives the right to cancel this Agreement because of any loss or damage, and elects to close the Escrow, Seller, at Close of Escrow and as a condition precedent to closing, must either: (i) pay Buyer (or direct Escrow Agent to credit Buyer against the Purchase Price for) the amount of any insurance proceeds actually received or to be received by Seller plus the amount of any deductible under Seller’s insurance policy; or (ii) if no insurance proceeds have been received by Seller, assign to Buyer by proper written instrument all rights or claims to the insurance proceeds and pay Buyer (or direct Escrow Agent to credit Buyer against the Purchase Price for) the amount of any deductible under Seller’s insurance policy. For purposes of this paragraph, the term “material” means a portion of the Property, the repair of which after damage is estimated to cost at least 10% of the Purchase Price.

Section 27. Tax Deferred Exchange. Seller and Buyer are advised to consult a professional tax advisor regarding the advisability of a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. Seller and Buyer agree to cooperate in a tax deferred exchange provided the Closing is not delayed. All additional costs in connection with any such tax deferred exchange shall be borne solely by the Party requesting the exchange. The non-requesting Party shall be indemnified and held harmless from any liability that may arise from participation in the tax deferred exchange by the Party requesting the exchange.

Section 28. IRS Real Estate Sales Reporting. Buyer and Seller hereby appoint Escrow Agent as, and Escrow Agent agrees to act as, “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Federal Code Section 6045(e). Escrow Agent shall prepare and file all informational returns, including without limitation, IRS Form 1099-S and shall otherwise comply with the provisions of Federal Code Section 6045(e). Escrow Agent shall indemnify, protect, hold harmless and defend Seller, Buyer and their respective attorneys for, from and against any and all claims, actions, costs, loss, liability or expense arising out of or in connection with the failure of Escrow Agent to comply with the provisions of this Section.

Section 29. Indemnification.

29.1 Notwithstanding anything herein contained, Buyer agrees to indemnify and save and hold Seller harmless, from, against, for and in respect of any and all damages, losses, obligations, liabilities, liens, deficiencies, costs and expenses, including, without limitation, reasonable attorneys’ fees and other costs and expenses incident to any suit, action, investigation, claim or proceeding (collectively, “Losses”) suffered, sustained, incurred or required to be paid by Seller by reason of (i) any liability arising after the Closing Date from the operation and use of the Property as a marijuana dispensary, for whatever purpose, including but not limited to medicinal, recreational, dual use, or adult use by Buyer, Buyer’s Tenant, or any representative, agent, or assignee of Buyer or Buyer’s Tenant; (ii) any material failure by Buyer to observe or perform its covenants and agreements set forth in this Agreement ; (iii) any liability arising after the Closing Date out of Buyer and/or Buyer’s Tenant’s failure to comply with any and all federal, state, or local laws, including but not limited to municipal zoning ordinances or rules, and administrative rules regulating any license or permit necessary to operate the Property as a marijuana dispensary for whatever purpose, including but not limited to medicinal, recreational, dual use, or adult use by Buyer, Buyer’s Tenant, or any representative, agent, or assignee of Buyer or Buyer’s Tenant.

29.2 Notwithstanding anything herein contained, Seller agrees to indemnify and save and hold Buyer and its members harmless, from, against, for and in respect of any and all Losses suffered, sustained, incurred or required to be paid by Buyer by reason of (i) any liability arising from the operation and use of the Property for whatever purpose by Seller or any tenant of the Property which occupied the Property or portion thereof prior to the Closing; (ii) any material failure by Seller to observe or perform its covenants and agreements set forth in this Agreement; (iii) any liability arising out of Seller’s or any tenant of the Property which occupied the Property or portion thereof prior to the Closing failure to comply with any and all federal, state, or local laws, including but not limited to municipal zoning ordinances or rules, and administrative rules regulating any license or permit necessary to operate the Property for whatever purpose.

SEE THE ATTACHED SIGNATURE PAGE

SIGNATURE PAGE ATTACHED TO

PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

SELLER:

By:	/s/ Neal Bradley Starr
Neal Bradley Starr

BUYER:

ZP RE HOLDINGS, LLC,
an Arizona limited liability company

By:	/s/ Bryan McLaren
Name:	Bryan McLaren
Its:	Authorized person

ESCROW AGENT’S ACCEPTANCE AND AGREEMENT:

The undersigned Escrow Agent hereby accepts the foregoing Agreement and agrees to act as the Escrow Agent under this Agreement in strict accordance with its terms and to comply with the provisions of I.R.C. Section 6045 with respect thereto.

Thomas Title & Escrow Agency

By:	/s/

Date of Acceptance and the Effective Date: ______________________